As filed with the Securities and Exchange Commission on June 29, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RECRUITER.COM GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	7371	90-1505893
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Waugh Dr. Suite 300
Houston, Texas 77007
(855) 931-1500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Evan Sohn
Chief Executive Officer
100 Waugh Dr. Suite 300
Houston, Texas 77007
(855) 931-1500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Lucosky, Esq.
Lucosky Brookman LLP
101 Wood Avenue South
Woodbridge, New Jersey 08830
(732) 395-4400

Steven D. Uslaner, Esq
Mark F. Coldwell, Esq.
Littman Krooks LLP
655 Third Avenue
New York, New York 10017
(212) 490-2020

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-249208

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☑

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, par value $0.0001 per share, and one Warrant to purchase one share of Common Stock(2)	$2,300,000	$250.93
Common Stock included as part of the Units (3)(4)	-	-
Warrants to purchase Common Stock included as part of the Units (4)(5)(6)(7)	-	-
Common Stock issuable upon exercise of the Warrants (3)(7)	$2,530,000	$276.02
Representative’s Warrants(6)	-	-
Common Stock issuable upon exercise of Representative’s Warrants(8)	$250,000	$27.28
Total	$5,080,000	$554.23

(1)
In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the securities eligible to be sold under the related Registration Statement on Form S-1 (File No. 333-249208), as amended, is hereby registered. The registrant previously registered securities with a proposed aggregate offering price of $25,400,000 on the Registration Statement on Form S-1 (File No. 333-249208), for which a filing fee of $3,296.92 was previously paid.

(2)	Includes Common Stock to cover the exercise of the over-allotment option granted to the underwriter.

(3)
Pursuant to Rule 416 of the Securities Act, the securities being registered hereunder include such additional securities as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.

(4)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.

(5)	Includes Common Stock which may be issued upon exercise of additional warrants which may be issued upon exercise of the over-allotment option granted to the underwriter.

(6)
In accordance with Rule 457(g) under the Securities Act, because the Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(7)	The warrants are exercisable at a per share price of 110% of the price per Unit in this offering.

(8)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants, or the Representative’s Warrants, are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s Warrants is equal to 125% of $200,000 (which is equal to 10% of $2,000,000).

 This Registration Statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and includes the registration statement facing page, this page, the signature page, an exhibit index, an opinion of counsel regarding the legality of the securities being registered and a related consent, and the consent of the independent registered public accounting firm of Recruiter.com Group, Inc. (the “Company”). This registration statement relates to the Company’s registration statement on Form S-1 (File No. 333-249208), as amended, including the exhibits (the “Initial Registration Statement”), initially filed by the Company on October 1, 2020 and declared effective by the Securities and Exchange Commission (the “Commission”) on June 29, 2021. The Company is filing this registration statement for the sole purpose of increasing the proposed maximum aggregate offering price of the Units in the offering subject of the Initial Registration Statement. Pursuant to Rule 462(b), the contents of the Initial Registration Statement are incorporated by reference into this registration statement.

EXHIBIT INDEX

Exhibit		Filed
No.		Herewith
5.1	Opinion of Lucosky Brookman, LLP	X
23.1	Consent of Salberg & Company, P.A.	X
23.2	Consent of Lucosky Brookman LLP (included in Exhibit 5.1)	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on June 29, 2021.

Recruiter.com Group, Inc.

By:	/s/ Evan Sohn
Evan Sohn
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Evan Sohn
Evan Sohn	Principal Executive Officer and Director	June 29, 2021

/s/ Miles Jennings
Miles Jennings	Chief Operating Officer and Director	June 29, 2021

/s/ Judy Krandel
Judy Krandel	Principal Financial Officer	June 29 , 2021

/s/ Tim O’Rourke
Tim O’Rourke	Director	June 29 , 2021

/s/ Douglas Roth
Douglas Roth	Director	June 29 , 2021

/s/ Wallace D. Ruiz
Wallace D. Ruiz	Director	June 29 , 2021

/s/ Deborah Leff
Deborah Leff	Director	June 29, 2021

/s/ Robert Heath
Robert Heath	Director	June 29, 2021

/s/ Steve Pemberton
Steve Pemberton	Director	June 29, 2021